UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  September 22, 2025
COASTAL FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Washington	001-38589	56-2392007
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
5415 Evergreen Way, Everett, Washington 98203
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code:  (425) 257-9000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value per share	CCB	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ⃞
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ⃞

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 22, 2025, Coastal Financial Corporation (the “Company”) appointed Brandon Soto as Executive Vice President and Chief Financial Officer of the Company, effective October 1, 2025. Joel G. Edwards will continue as Executive Vice President and Chief Financial Officer until October 1, 2025.

Mr. Soto, 51, joins the Company after serving as Chief Financial Officer of Square Financial Services, Inc., a subsidiary of Block, Inc., where he led the bank’s financial operations for seven years. In that role, Mr. Soto oversaw accounting, financial analysis, budgeting and forecasting, financial reporting to the Board of Directors, management, and regulators, as well as treasury functions including funding, asset and liability management, and interest rate risk management. He was also a key contributor in authoring the bank’s application and securing approvals from the Federal Deposit Insurance Corporation and the Utah Department of Financial Institutions. Previous to Square Financial Services, Mr. Soto served as Chief Financial Officer and Chief Administrative Officer of Green Dot Bank, a subsidiary of Green Dot Corporation, and as Controller of Sallie Mae Bank. Earlier in his career, he held finance and treasury positions with Chrysler Financial Bank (in application), Allegiance Direct Bank, Toyota Financial Savings Bank, JPMorgan Chase, Volvo Commercial Credit Corp, Franklin-Templeton Bank & Trust, First USA Paymentech, and Discover Financial Services.

On September 22, 2025, the Company entered into an employment agreement (the “Employment Agreement”) and an offer letter agreement (the “Offer Letter”), and a restricted stock unit award agreement (the “RSU Award Agreement”) with Mr. Soto, and the Company and Mr. Soto finalized a performance-based restricted stock unit award agreement (the “PSU Award Agreement”) to be executed on or around October 1, 2025. The Employment Agreement governs the terms of Mr. Soto’s employment and contains standard non-competition, non-solicitation, confidentiality and non-disparagement provisions. The initial term of the Employment Agreement is four years, with automatic annual renewal absent prior notice of non-renewal.

Pursuant to the terms of the Employment Agreement, the Offer Letter, the RSU Award Agreement and the PSU Award Agreement, Mr. Soto will be entitled to an annual base salary of $500,000, subject to annual review by the Compensation Committee of the Board of Directors of the Company. He will also receive a one-time signing bonus of $15,000, and an award of 18,000 restricted stock units and 15,000 performance-based restricted stock units. The restricted stock units vest over a four-year period, subject to Mr. Soto remaining continuously employed with the Company through each applicable vesting date. The performance-based restricted stock units are subject to a service-based vesting condition and a performance-based vesting condition that is based on the achievement of stock price targets that are measured over 60 continuous trading days with one third of the award becoming eligible to vest on achievement of stock price hurdles equal to 133%, 166% and 200% of the stock price at grant, with pro-rata vesting in between each hurdle. Mr. Soto will be eligible to participate in the Company’s annual cash incentive plan in a manner similar to other senior Company executives with award opportunities based upon the achievement of performance goals. Mr. Soto will also be eligible to receive equity incentive awards under the Company’s 2018 Omnibus Incentive Plan with award opportunities based upon continued service and the achievement of performance conditions.

There is no arrangement or understanding between Mr. Soto and any other person pursuant to which he was selected as Chief Financial Officer of the Company. In addition, there are no familial relationships between Mr. Soto and any director or executive officer of the Company, and Mr. Soto has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01    Regulation FD

On September 22, 2025, the Company issued a press release announcing the appointment of Mr. Soto as Chief Financial Officer, effective as of October 1, 2025. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information being furnished pursuant to this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that section. Further, the information being furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933 or the Exchange Act.
Item 9.01    Financial Statements and Exhibits
(d) Exhibits

Number	Description

99.1	Press Release, dated September 22, 2025
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COASTAL FINANCIAL CORPORATION

Date: September 22, 2025	By:	/s/ Joel G. Edwards
Joel G. Edwards
Executive Vice President and Chief Financial Officer